UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

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[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the
                                        Commission Only (as permitted by
                                        Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         FINANCIAL FEDERAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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



         FINANCIAL FEDERAL
         CORPORATION


         Notice of Annual
         Meeting of Stockholders
         and Proxy Statement




                                                     Tuesday, December 9, 2008
                                                     at 10:00 a.m. Eastern Time
                                                     270 Park Avenue, 11th Floor
                                                     New York, New York 10017

                          FINANCIAL FEDERAL CORPORATION
                          733 Third Avenue, 24th Floor
                            New York, New York 10017

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      Tuesday, December 9, 2008, 10:00 a.m.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting" or "Meeting") of Financial Federal Corporation, a Nevada corporation (the "Company"), will be held at 270 Park Avenue, 11th Floor, New York, New York 10017 on Tuesday, December 9, 2008, at 10:00 a.m. Eastern Time, to:

     (1) Elect six directors to serve until the next annual meeting of stockholders;

     (2) Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2009;

     (3) Transact any other business that properly comes before the Annual Meeting.

--------------------------------------------------------------------------------
       Important Notice Regarding the Availability of Proxy Materials for
            the Shareholder Meeting to Be Held on December 9, 2008.
     The 2008 Proxy Statement and the 2008 Annual Report to Security Holders
           are available at http://www.financialfederal.com/proxy2008
--------------------------------------------------------------------------------

     The Board of Directors of the Company has fixed the close of business on October 15, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any valid purpose related to the Annual Meeting at the office of Financial Federal Corporation, 733 Third Avenue, 24th Floor, New York, New York 10017 for the ten days before the Annual Meeting. The list will also be available during the Annual Meeting for inspection by any stockholder present at the Meeting. A copy of the Company's Annual Report to Stockholders for the fiscal year ended July 31, 2008 is also enclosed.

     All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed reply envelope.


                                                 FINANCIAL FEDERAL CORPORATION


                                                 Troy H. Geisser
                                                 Secretary


November 5, 2008
New York, New York


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE THAT DOES NOT NEED POSTAGE IF MAILED IN THE UNITED STATES.

                          FINANCIAL FEDERAL CORPORATION

                          733 Third Avenue, 24th Floor
                            New York, New York 10017

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On December 9, 2008

     This Proxy Statement and the accompanying form of proxy are solicited by the Board of Directors (the "Board of Directors" or the "Board") of Financial Federal Corporation, a Nevada corporation (the "Company"), to be voted at the Annual Meeting of Stockholders to be held at 270 Park Avenue, 11th Floor, New York, New York 10017 on December 9, 2008 and at any postponements or adjournments.

     Shares represented by properly executed proxies, received timely and not revoked, will be voted at the Meeting in the manner described in the proxies. Stockholders may revoke their proxy before its exercise by written notice to the Company's Secretary stating that their proxy is revoked, by submitting another proxy with a later date or by attending the Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of shares on October 15, 2008.

     At the Meeting, the Company's stockholders will be asked (i) to elect the Board of Directors to serve until the next annual meeting of stockholders (ii) to ratify the appointment of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2009 and
(iii) to take any other actions that properly come before the Meeting. Each proposal is described in more detail in this Proxy Statement.

     The approximate date this Proxy Statement and accompanying form of proxy will first be sent or given to stockholders is November 5, 2008. Holders of the Company's common stock, par value $0.50 per share (the "Common Stock"), on the record date, the close of business on October 15, 2008, are entitled to vote at the Meeting. On October 15, 2008, 25,688,700 shares of Common Stock were outstanding and no shares of the Company's preferred stock, par value $1.00, were outstanding.

     Each share of Common Stock entitles the holder on the record date to one vote on matters to be considered at the Meeting. The presence, in person or by proxy, of stockholders holding a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are each included to determine the presence or absence of a sufficient number of shares to constitute a quorum to transact business. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner.

     Unless contrary instructions are indicated on the proxy, shares represented by each properly executed and returned proxy card (and not revoked before they are voted) will be voted "FOR" the election of the nominees for directors named below, "FOR" the ratification of the appointment of KPMG as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2009, and by the proxies in their discretion on any other matters to come properly before the Meeting, or any postponement or adjournment. If a stockholder specifies a different choice on the proxy, the stockholder's shares of Common Stock will be voted according to the specification made.

     The entire expense of this proxy solicitation will be paid by the Company. Solicitation will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Company without any additional remuneration and at minimal cost. Management may also request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and may reimburse them for related expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in soliciting proxies, at an estimated cost of $1,000 plus other reasonable expenses.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, to the Company's knowledge, the number of shares of Common Stock beneficially owned on October 15, 2008, unless otherwise indicated, by (i) each holder who may be deemed to be the beneficial owner of more than 5% of the Common Stock outstanding (ii) each director and each nominee for election as a director (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group. There were 25,688,700 shares of Common Stock outstanding on October 15, 2008.

--------------------------------------------------------------------------------
                                            Amount and Nature of      Percent of
Name and Address of Beneficial Owner 1     Beneficial Ownership 2       Class
--------------------------------------------------------------------------------
Lord, Abbett & Co. LLC  3,15                     4,313,453               16.8
     90 Hudson Street
     Jersey City, NJ 07302

Waddell & Reed Financial, Inc.  3                2,143,422                8.3
     6300 Lamar Avenue
     Overland Park, KS 66202

Kayne Anderson Rudnick Investment
  Management, LLC 3                              2,036,408                7.9
     1800 Avenue of the Stars
     Los Angeles, CA 90067

Barclays Global Investors UK
  Holdings Ltd 3,16                              1,459,299                5.7
     1 Churchill Place
     Canary Wharf
     London, England E14 5HP

Goldman Sachs Group Inc.  3,17                   1,223,008                4.8
     85 Broad Street
     New York, NY 10004

Lawrence B. Fisher  4,5                              3,750                  *
Troy H. Geisser  6                                 208,142                  *
John V. Golio  7                                   210,049                  *
Steven F. Groth  8                                 151,875                  *
James H. Mayes, Jr.  9                             225,154                  *
Michael C. Palitz  4,10                            357,154                1.4
Paul R. Sinsheimer  11                             778,691                3.0
Leopold Swergold  4,12                              19,854                  *
H. E. Timanus, Jr.  4,13                            32,500                  *
Michael J. Zimmerman  4,14                          14,750                  *

All directors and executive officers
as a group (13 persons) 18                       2,233,443                8.7
--------------------------------------------------------------------------------

     *    Less than 1% of Common Stock outstanding.

     1 Unless otherwise indicated, the address of each person listed is c/o Financial Federal Corporation, 733 Third Avenue, 24th Floor, New York, NY 10017.

     2 Unless otherwise noted, each person has the sole power to vote, or direct the voting of, and power to dispose, or direct the disposition of, all shares of Common Stock. Beneficial ownership was determined according to the rules of the Securities and Exchange Commission and includes options that are exercisable or will become exercisable within 60 days of October 15, 2008, vested stock units that can be settled in shares of Common Stock within 60 days of October 15, 2008 and shares of restricted stock subject to forfeiture.

     3 This information is based on the most recent Forms 13F filed with the Securities and Exchange Commission.

     4 Holdings do not include 2,250 unvested stock units because they are not considered beneficially owned securities.

     5    Mr. Fisher's holdings include 3,750 vested stock units.

     6 Mr. Geisser's holdings include (i) 193,142 shares of Common Stock of which 127,000 shares are restricted stock subject to forfeiture and
          (ii) options to purchase 15,000 shares of Common Stock.

     7 Mr. Golio's holdings include (i) 195,049 shares of Common Stock of which 128,250 shares are restricted stock subject to forfeiture and
          (ii) options to purchase 15,000 shares of Common Stock.

     8 Mr. Groth's holdings include 102,125 shares of restricted stock subject to forfeiture.

     9 Mr. Mayes' holdings include 170,000 shares of restricted stock subject to forfeiture.

     10 Mr. Palitz's holdings include (i) 239,107 shares of Common Stock (ii) 3,750 vested stock units (iii) 104,297 shares of Common Stock held by a corporation owned and controlled by Mr. Palitz and (iv) 10,000 shares of Common Stock held by Mr. Palitz's wife.

     11 Mr. Sinsheimer's holdings include (i) 464,476 shares of Common Stock held by a limited partnership of which the general partner is controlled by Mr. Sinsheimer and (ii) 314,215 shares of restricted stock subject to forfeiture. Mr. Sinsheimer's holdings do not include 177,084 stock units (of which 139,584 are vested) because they are not considered beneficially owned securities.

     12 Mr. Swergold's holdings include (i) 8,604 shares of Common Stock (ii) 3,750 vested stock units and (iii) options to purchase 7,500 shares of Common Stock.

     13   Mr.  Timanus'  holdings  include (i) 28,750 shares of Common Stock and
          (ii) 3,750 vested stock units.

     14 Mr. Zimmerman's holdings include (i) 3,500 shares of Common Stock (ii) 3,750 vested stock units and (iii) options to purchase 7,500 shares of Common Stock.

     15   Reported no voting power as to 487,164 shares.

     16   Reported no voting power as to 359,399 shares.

     17   Reported no voting power as to 85,645 shares.

     18 Includes (i) 1,938,169 shares of Common Stock of which 841,590 shares are restricted stock subject to forfeiture, options to purchase 45,000 shares of Common Stock and 18,750 vested stock units as described in notes 5 through 14 above and (ii) 222,774 shares of Common Stock of which 137,125 shares are restricted stock subject to forfeiture and options to purchase 8,750 shares of Common Stock held by executive officers not named in the table.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and certain beneficial owners of the Company's equity securities to file reports of holdings of and transactions in the Company's equity securities with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange, and to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on a review of copies of these reports and written representations from the Section 16 reporting persons, the Company believes its executive officers, directors and greater than ten percent stockholders filed all reports due under Section 16(a) of the Securities Exchange Act of 1934 timely for the fiscal year ended July 31, 2008.

                              ELECTION OF DIRECTORS

                             (Item 1 on Proxy Card)

     The Corporate Governance and Nominating Committee and the Board of Directors nominated the persons listed below to serve as directors of the Company until the next annual meeting and until their respective successors are elected and qualified, or until their earlier resignation or removal. The Company's bylaws set the Board's membership at a minimum of five directors.

     It is intended that shares represented by proxies solicited by the Board will, unless authority to vote for some or all nominees is withheld, be voted in favor of electing as directors the nominees listed below. The Company has no reason to believe any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee becomes unavailable for any reason, the shares will be voted for another person nominated by the Board, unless the Board by resolution reduces the number of directors. Directors are encouraged to attend the Annual Meeting of Stockholders. All directors attended the 2007 Annual Meeting of Stockholders. All nominees listed below are directors of the Company.

     Electing the six director nominees requires an affirmative vote by a plurality of votes cast. Shares not voted (by abstention, broker non-vote, or otherwise) will not impact the vote.

     The Board of Directors recommends stockholders vote "FOR" each of the nominees listed below.


                       Nominees for Election as Directors

     The name, age, principal occupation or employment, and other information for each nominee, based on information they provided, follow:

     Lawrence B. Fisher, 70, has served as a director of the Company since 1992. Mr. Fisher was a partner of Orrick, Herrington & Sutcliffe LLP, a law firm, from December 1995 until he retired in December 2005. He had previously been a partner of Kelley Drye & Warren LLP, a law firm, from 1985 to December 1995. He is a director of National Bank of New York City, a privately owned commercial bank and is a member of the Board of Directors of the Quantum Group, a publicly held health care service company.

     Michael C. Palitz, 50, has served as a director of the Company since July 1996. He is a Managing Director of Preston Partners LLC, a Manhattan based merchant banking firm. He is also a Manager of Comix New York, LLC, a New York City based hospitality company. He served as an Executive Vice President of the Company from July 1995 until he resigned as an officer and employee of the Company on March 14, 2003. Mr. Palitz served as a Senior Vice President of the Company from February 1992 to July 1995 and served as a Vice President of the Company from its inception in 1989 to February 1992. He also served as Treasurer and Assistant Secretary of the Company since its inception in 1989 and as Chief Financial Officer from 1989 through September 2000. He was a member of the Board of Directors and Chair of the Audit Committee of City and Suburban Financial Corporation until it was sold in July 2007. He also is a Director of the Sy Syms School of Business of Yeshiva University and a Trustee of the Museum of the Moving Image, where he also serves on its Audit Committee.

     Paul R. Sinsheimer, 61, has served as Chairman of the Board and Chief Executive Officer of the Company since December 2000, as President of the Company since September 1998, as an Executive Vice President of the Company from its inception in 1989 to September 1998 and as a director of the Company since its inception. From 1970 to 1989, Mr. Sinsheimer worked for Commercial Alliance Corporation in several positions including Executive Vice President.

     Leopold Swergold, 68, has served as a director of the Company since August 16, 2005. Mr. Swergold is the sole member of Anvers Management LLC, a general partner of two private equity funds. Mr. Swergold was a Managing Director at ING Groep N.V. from 1997 until he retired in December 2004. He was Head of Healthcare Investment Banking and a member of the Board of Directors of Furman Selz from 1989 until it was acquired by ING Groep N.V. in 1997. After working on Wall Street for twenty years, Mr. Swergold formed his own investing banking firm in 1983 that later merged into Furman Selz in 1989. Mr. Swergold served as a Governor and Chair of the Audit Committee of the National Association of Securities Dealers ("NASD") from 1989 to 1992. He is a member of the Board of Directors of Select Medical Corporation. Mr. Swergold is also a Trustee of the Freer and Sackler Galleries at the Smithsonian Institution in Washington, D.C.

     H. E. Timanus, Jr., 63, has served as a director of the Company since 1999. Mr. Timanus is the Chairman of the Board and Chief Operating Officer of Prosperity Bank, Houston, Texas; and Vice Chairman of Prosperity Bancshares, Inc., Houston, Texas. He was Chairman of the Board and Chief Executive Officer of Heritage Bank, Houston, Texas, which merged into Prosperity Bank; President and Chief Executive Officer of Commercial Bancshares, Inc., Houston, Texas, which merged into Prosperity Bancshares, Inc.; and President and Chief Executive Officer of Heritage Bancshares, Inc., Wilmington, Delaware, which merged into Prosperity Holdings, Inc. Mr. Timanus began his career with Commercial Bancshares, Inc. in 1982.

     Michael J. Zimmerman, 58, has served as a director of the Company since June 7, 2004. Mr. Zimmerman is Executive Vice President and Chief Financial Officer of Continental Grain Company and President of its subsidiary, ContiInvestments Corp. Before joining Continental Grain in 1996, Mr. Zimmerman was a Managing Director at Salomon Brothers Inc., where he served in various senior positions in the investment banking and firm investment areas. He is a member of the Board of Directors of Overseas Shipholding Group, Inc., where he serves as non-executive Chairman, and a member of the Board of Directors of KBW, Inc., where he is a member of the Audit Committee. He is also Advisory Director of Smithfield Foods, Inc.


                    Independent and Non-Management Directors

     The Board of Directors affirmatively determined Messrs. Fisher, Palitz, Swergold, Timanus and Zimmerman each meet the independence criteria established by the New York Stock Exchange for independent board members. Therefore, all non-management directors are independent. The Board also affirmatively determined no material relationships exist between the Company and any of the independent directors that would interfere with their judgment in carrying out their responsibilities as a director. In addition, the Board of Directors determined the members of the Audit Committee meet the additional independence criteria required for audit committee membership.

     The non-management directors meet regularly without management directors or employees present. If the meeting is in conjunction with a committee meeting, the Chair of the committee meeting acts as the presiding director. If the meeting is not in conjunction with a committee meeting, the non-management directors rotate acting as the presiding director. Interested parties may communicate with non-management directors in the manner described in the Communications with the Board of Directors section below.


                   Board of Directors Committees and Meetings

Executive Committee
     The Board has established an Executive Committee, currently consisting of four directors. The Executive Committee can exercise all the powers of the Board between meetings of the Board. The current members of the Executive Committee are Messrs. Fisher, Palitz, Sinsheimer and Swergold and they also were the Executive Committee's members during Fiscal 2008.

Audit Committee
     The Board has established an Audit Committee, currently consisting of three independent directors. The Audit Committee acts under a written charter approved by the Board. The current members of the Audit Committee are Messrs. Palitz, Timanus (Chairperson) and Zimmerman and they also were the Audit Committee's members during Fiscal 2008. The Audit Committee is responsible for monitoring:

     o    the integrity of the Company's financial statements;
     o the independent registered public accounting firm's qualifications and independence;
     o    the   performance  of  the  Company's   internal  audit  function  and
          independent registered public accounting firm; and
     o    the Company's compliance with legal and regulatory requirements.

     The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. The Audit Committee is also responsible for engaging the Company's independent registered public accounting firm and establishes procedures (i) for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and
(ii) for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     Upon consideration of the attributes of an audit committee financial expert set forth in Item 401(h) of Regulation S-K promulgated by the SEC, the Board determined Mr. Timanus possesses these attributes through his experience as Chief Operating Officer of Prosperity Bank, and he is designated as the Audit Committee financial expert. In addition, the Board also determined Mr. Zimmerman possesses the attributes of an audit committee financial expert through his experience as the Chief Financial Officer of Continental Grain Company and Mr. Palitz also possesses the attributes of an audit committee financial expert through his experience as former chairman of City and Suburban Financial Corporation's audit committee and as the Company's former chief financial officer.

Executive Compensation and Stock Option Committee
     The Board has established an Executive Compensation and Stock Option Committee (the "Executive Compensation Committee") currently consisting of three independent directors. The Executive Compensation Committee acts under a written charter approved by the Board. The current members are Messrs. Swergold (Chairperson), Timanus and Zimmerman and they also were the Executive Compensation Committee's members during Fiscal 2008.

     The Executive Compensation Committee reviews and approves the goals, objectives and performance relevant to the named executive officers' compensation and approves compensation including equity compensation awards. The Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Committee does discuss the compensation for the other named executive officers with Mr. Sinsheimer (who is also a director). The Committee administers the Company's Amended and Restated 2001 Management Incentive Plan (the "MIP") and the 2006 Stock Incentive Plan (the "SIP"). The Committee also reviews director compensation annually and recommends the form and amount of director compensation to the Board of Directors for approval.

     The Executive Compensation Committee considers the competitive market data provided by its independent compensation consultants, Company performance and the assessments provided by the Chief Executive Officer for each of the other executives' individual performance. For Fiscal 2008 and 2007, the Committee engaged Watson Wyatt Worldwide ("Watson") to construct a peer group of companies, provide marketplace information, provide advice on competitive market practices and also support specific decisions regarding compensation for the Chief Executive Officer. In addition, for Fiscal 2008, the Committee also engaged SNL Financial to construct a peer group from its database of bank and finance public company filings for the other named executive officers. Watson and, SNL Financial did not provide any other services to the Company. The peer groups are described in the Compensation Discussion and Analysis section below.

Corporate Governance and Nominating Committee
     The Board has established a Corporate Governance and Nominating Committee, currently consisting of four independent directors. The Committee acts under a written charter approved by the Board. The current members are Messrs. Fisher (Chairperson), Swergold, Timanus and Zimmerman and they also were the Corporate Governance and Nominating Committee's members during Fiscal 2008.

     The purpose of the Corporate Governance and Nominating Committee is to ensure the Board of Directors is properly constituted to meet its fiduciary obligations to the Company and its stockholders, and the Company has and follows appropriate corporate governance standards. The Committee is responsible for (i) nominating qualified candidates for appointments to the Board (ii) recommending the code of business conduct and ethics and corporate governance guidelines to the Board and (iii) overseeing the evaluation of the Board and management.

     The Corporate Governance and Nominating Committee also recommends director nominations, and reviews the appropriate skills and characteristics required of Board members. In conducting this assessment, the Committee focuses on a candidate's financial expertise and finance company experience and considers knowledge, skills, experience in business, administration and relevant technical disciplines and other appropriate factors given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. Nominees for the Board should have the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of stockholders. They should be inquisitive and objective and exhibit practical judgment on issues. The Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

     In recommending candidates for election to the Board, the Corporate Governance and Nominating Committee considers nominees recommended by directors, officers, stockholders and others, using the same criteria to evaluate all candidates. Evaluation of candidates generally involves reviewing background materials, internal discussions and interviewing selected candidates as appropriate. Upon selecting a qualified candidate, the Committee recommends the candidate for the Board's consideration.

     Stockholders may recommend a nominee by writing to the Company's Secretary specifying the nominee's name and qualifications for Board membership. All recommendations are submitted to the Corporate Governance and Nominating Committee. Each submission must include (i) a brief description of the candidate
(ii) the candidate's name, age, business address and residence address (iii) the candidate's principal occupation (iv) the number of shares of Common Stock beneficially owned and (v) any other information required by the rules of the New York Stock Exchange and SEC to list the candidate as a nominee for director in a proxy statement. Recommended candidates may be required to provide additional information.

Meetings in Fiscal 2008
     During Fiscal 2008, the Board of Directors met four times, the Executive Committee did not meet, the Audit Committee met four times, the Executive
Compensation  and  Stock  Option  Committee  met five  times  and the  Corporate
Governance and Nominating Committee met twice. Five of the six directors attended, either in person or telephonically, all of the meetings of the Board and their respective committees during Fiscal 2008 and the other director attended 80% of his respective Board and committee meetings. The Board has no other standing committees.


                   Communications with the Board of Directors

     Stockholders may communicate with the Company's Board of Directors through the Company's Secretary by writing to the following address: Board of Directors, c/o Secretary, Financial Federal Corporation, 733 Third Avenue, 24th Floor, New York, NY 10017. The Company's Secretary will forward all correspondence to the Board, except for spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or other inappropriate material. The Company's Secretary may forward certain correspondence elsewhere within the Company for review and possible response.

     Interested parties can report any concerns to non-management directors confidentially or anonymously by writing direct to the Chair of the Corporate Governance and Nominating Committee c/o Financial Federal Corporation, 733 Third Avenue, 24th Floor, New York, NY 10017. These communications will be reviewed and any concerns relating to accounting, internal control or auditing will be forwarded to the Chair of the Audit Committee.


           Compensation Committee Interlocks and Insider Participation

     Messrs. Swergold, Timanus and Zimmerman served as members of the Executive Compensation and Stock Option Committee during Fiscal 2008. They have no relationship with the Company other than as directors and stockholders and they have never been (i) an officer or employee of the Company (ii) a participant in a "related person" transaction or (iii) an executive officer of another entity, where one of the Company's executive officers serves on the board of directors.


                              Available Information

     The Company's website is http://www.financialfederal.com. The following corporate governance and committee charter documents are available in the Investor Relations section of the website under Corporate Governance:

     o    Corporate Governance Guidelines
     o    Code of Business Conduct and Ethics
     o Charters for the Audit Committee, Executive Compensation and Stock Option Committee, and Corporate Governance and Nominating Committee.

     Copies of these documents are also available free to any stockholder on request to Financial Federal Corporation, 733 Third Avenue, 24th Floor, New York, NY 10017, Attn: Corporate Secretary.

                            COMPENSATION OF DIRECTORS

     This section provides information regarding the compensation policies for non-employee directors and amounts paid to them in Fiscal 2008.

     The Executive Compensation Committee reviews director compensation annually, including fees, retainers, and equity compensation, as well as total compensation. Changes to director compensation are recommended by the Executive Compensation Committee to the Board for approval.

     The following table presents the Company's Fiscal 2008 policy for providing cash compensation to non-employee directors. The Board determined to keep the cash compensation schedule the same as Fiscal 2007's. The annual retainers are pro-rated if a director joins the Board or begins to serve as a committee chair between annual meetings. Directors who are officers of the Company, such as Mr. Sinsheimer, do not receive any Board compensation. Directors can elect to receive their annual cash retainer for service as a director in shares of the Company's common stock.

     ------------------------------------------------------------------------
                                               Annual       Fee for attending
                   Position                 retainer ($)     each meeting ($)
     ------------------------------------------------------------------------
     Director                                    45,000                 1,000
     Audit Committee Chair                       10,000                    --
     Executive Compensation and Stock
       Option Committee Chair                     6,000                    --
     Corporate Governance and Nominating
       Committee Chair                            4,000                    --
     Committee Member                                --                 1,000
     ------------------------------------------------------------------------

     The Board also believes in granting equity compensation to non-employee directors to further align their interests with those of stockholders. Therefore, on December 11, 2007, each non-employee director was awarded a restricted stock unit grant representing 2,250 common shares when the Company's closing stock price was $22.08. This award had a Statement of Financial Accounting Standards No. 123(R), SFAS 123R, grant date fair value of $49,680. The units vest one year after grant and would vest earlier upon a sale of the Company or the director's death or disability, and would be forfeited upon resignation of service before vesting or not being re-elected to the Board at the next annual meeting of stockholders. Vested units will be settled with an equal number of Company common shares upon the director's termination of service or sale of the Company. The directors receive dividend equivalent payments on the stock units when the Company pays dividends on its Common Stock.

     Directors are reimbursed for travel and other expenses directly related to activities as directors. Directors are also entitled to the protection provided by certain indemnification provisions in the Company's Restated Articles of Incorporation, Bylaws and indemnification agreements.

     The following table provides compensation information for the non-employee directors for Fiscal 2008.


                    DIRECTOR COMPENSATION - FISCAL YEAR 2008

-----------------------------------------------------------------------------------------------------------------
                                                                          Change in
                                                                           Pension
                                                                          Value and
                        Fees                                             Nonqualified
                      earned or                           Non-Equity       Deferred
                       paid in      Stock     Option    Incentive Plan   Compensation     All Other
          Name         cash ($)   Awards($)  Awards($)  Compensation($)   Earnings($)  Compensation($)  Total ($)
          (a)            (b)       (c)(1)      (d)           (e)              (f)            (g)           (h)
-----------------------------------------------------------------------------------------------------------------
 Lawrence Fisher         55,000      79,839          0                0             0               0     134,839
 Michael Palitz          53,000      79,839          0                0             0               0     132,839
 Leopold Swergold (2)    62,000      79,839          0                0             0               0     141,839
 H. E. Timanus, Jr.      70,000      79,839          0                0             0               0     149,839
 Michael Zimmerman       57,000      79,839          0                0             0               0     136,839
-----------------------------------------------------------------------------------------------------------------


(1) The amounts in this column are the expense recorded in the Company's audited consolidated financial statements, excluding any assumed forfeitures, in Fiscal 2008 for stock units awarded under the SIP in Fiscal 2008 and 2007 according to FAS 123(R) as discussed in Note 6 to the Company's Fiscal 2008 audited consolidated financial statements included in the its Annual Report on Form 10-K filed with the SEC on September 26, 2008.

(2) Pursuant to the terms of the SIP, Mr. Swergold elected to receive his $45,000 annual retainer in shares of the Company's Common Stock. He received a grant of 2,038 vested shares on December 11, 2007 when the closing stock price was $22.08.


     Each non-employee director held the following stock units and stock options as of July 31, 2008.

     ----------------------------------------------------------------
                                 Vested     Restricted       Stock
         Name                   Units (#)    Units (#)    Options (#)
     ----------------------------------------------------------------
     Lawrence Fisher                3,750        2,250              0
     Michael Palitz                 3,750        2,250              0
     Leopold Swergold               3,750        2,250          7,500
     H. E. Timanus, Jr.             3,750        2,250              0
     Michael Zimmerman              3,750        2,250          7,500
     ----------------------------------------------------------------


                           RELATED PERSON TRANSACTIONS

     Paul R. Sinsheimer (CEO and director),  Michael C. Palitz (director),  Troy
H. Geisser (executive officer) and Steven F. Groth (executive officer), including any affiliates, invest in the Company's commercial paper. The Company issued this debt under its direct commercial paper program at the same annual interest rates that ranged from 2.75% to 5.25% in Fiscal 2008, and the same terms and conditions given to unrelated investors. The table below provides more information on these transactions.


     ------------------------------------------------------------------------
                                                                  Principal
                         Highest Principal       Interest        Outstanding
                          Outstanding in       Paid during        at October
         Name             Fiscal 2008 ($)     Fiscal 2008 ($)    15, 2008 ($)
     ------------------------------------------------------------------------
     Paul Sinsheimer           5,312,832            216,176         1,784,414
     Michael Palitz              696,184             24,281           497,249
     Troy Geisser                159,683              2,763                 0
     Steven Groth                      0                  0           700,000
     ------------------------------------------------------------------------

     The Company does not have a policy regarding the review, approval or ratification of commercial paper transactions with related persons because the Company issues commercial paper to unrelated investors with the same terms and conditions.

COMPENSATION DISCUSSION AND ANALYSIS

     This discussion describes the Company's compensation program for the five named executive officers, namely, the Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three other most highly compensated executive officers in Fiscal 2008.

Overview, Objectives and Compensation Philosophy
     The Executive Compensation and Stock Option Committee (the "Committee") is responsible for determining the compensation of the named executive officers. The Committee oversees the compensation programs for these officers to ensure consistency with Company goals and objectives and is responsible for designing and executing the Company's executive compensation program.

     The Committee's primary objectives in designing the executive compensation program are to:

        o  retain key executive officers;
        o  link compensation directly to the Company's performance; and
        o  align executive officers' interests with those of stockholders.

     Therefore, the Committee believes long-term performance-based equity compensation in the form of restricted stock with extended vesting is the most effective way to compensate executive officers and achieve these objectives. The Committee believes earnings, asset quality, leverage, available liquidity, growth and risk management are fundamental key metrics to measure the Company's performance and determine compensation. The Committee also reviews compensation paid to similarly situated executives of designated peer companies and the named executive officers' past compensation primarily as reference points.

     The Committee believes the Company has an outstanding management team that has produced excellent results since the Company's inception in 1989. The
Company has been profitable in every fiscal quarter since its founding regardless of economic or other conditions. There has been little turnover in the Company's executive management during the last ten years. Four of the named executive officers have been with the Company for more than ten years and the other named executive officer (Mr. Groth) joined the Company eight years ago. The Committee believes the Company's continuing success and management team retention demonstrates the success and effectiveness of its compensation policies.

     Fiscal 2008 was also another successful year as evidenced by record net income and earnings per share along with superior asset quality, low leverage and higher available liquidity. The Committee believes this was particularly impressive given the extremely difficult circumstances in capital markets, the economy and the financial services industry. As a result, the Committee continues to believe strongly how important it is to keep the executive management team intact to continue to generate positive results for the Company and its stockholders.

     The Committee's philosophy also includes linking a significant portion of the CEO's compensation directly to the Company's year-to-year success. While the MIP permits other executive officers to be participants, the Committee continues to believe the CEO should be the only executive compensated with cash incentives for short-term annual corporate performance and other executives should have their performance-based compensation linked only to the long-term success of the Company. The Committee believes this is appropriate because the CEO is responsible for managing the Company and is ultimately responsible for its yearly performance.

Overview of Compensation Program
     The executive compensation program features the following practices to achieve the Committee's objectives of retention, pay for performance and alignment of executive officers' interests with those of stockholders:

     o   No employment agreements or cash severance arrangements;
     o No retirement or pension plans other than a one-time equity-based award of stock units to the CEO in 2002 that requires almost eight years of service before full vesting and generally will not be settled with shares until the CEO's retirement after age 62;
     o Providing competitive base salaries that are not automatically increased each year;
     o   Limiting the annual cash bonus opportunity to only the CEO;
     o Awarding performance-based restricted stock with extended vesting periods and linked to the Company's profitability;
     o A grant of restricted stock to the named executive officers in 2006 as a long-term incentive to further encourage them to remain with the Company for the rest of their careers. The restricted shares generally vest only upon termination of employment after age 62 unless there is an earlier sale of the Company;

     o Golden parachute excise tax restoration for the named executive officers that only occurs if stockholders realize significant value; and
     o   Limited perquisites.

Compensation Peer Groups and Tally Sheet Information
     Given the Company's niche role in the financial services industry, it is difficult to identify and construct a true peer group of competitive companies. As a result, for Fiscal 2008 the Committee engaged two outside consultants (Watson and SNL Financial) to independently construct alternative peer groups to consider and review.

     Therefore, to evaluate competitive compensation practices, the Committee selected the following peer groups of competitor and generally comparable companies for Fiscal 2008. These groups include commercial lenders and other financial institutions:

Watson Wyatt's Recommended Peer Group
-------------------------------------
   Trustco Bank Corp. NY                  Firstfed Financial Corp.
   Republic Bancorp Inc.                  Hanmi Financial Corp.
   Sterling Financial Corp.               Bankunited Financial Corp.
   Community Bank System Inc.             Triad Guaranty Inc.
   Capitol Bancorp Ltd.                   Dime Community Bancshares Inc.

SNL Financial's Recommended Peer Group
--------------------------------------
   Banks:
   ------
   Lakeland Bancorp, Inc.                 Century Bancorp, Inc.
   Tompkins Financial Corporation         Intervest Bancshares Corporation
   Sterling Bancorp                       Camden National Corporation
   Hudson Valley Holding Corp.            Pennsylvania Commerce Bancorp, Inc.
   Financial Institutions, Inc.           State Bancorp, Inc.
   Omega Financial Corporation            Arrow Financial Corporation
   Univest Corporation of Pennsylvania    Bancorp Rhode Island, Inc.
   Suffolk Bancorp

   Specialty Lenders:
   ------------------
   Interpool, Inc.                        Franklin Credit Management Corporation
   Advanta Corp.                          TAL International Group, Inc.
   Williams Scotsman International, Inc.

     In addition to peer group data, the Committee also requested and reviewed a "tally sheet" of the CEO's compensation from the Company. The tally sheet reports details of the CEO's fiscal year compensation, the compensation that would be provided to the CEO upon a hypothetical corporate transaction or involuntary termination of employment, and the current value of previously granted compensatory awards. The Committee also requested reports from the Company showing each executive officer's compensation for the last five years for the Committee to review the absolute and relative amounts of their compensation.

Tax and Accounting Considerations
     Section 162(m) of the Internal Revenue Code limits the amount of tax deductible non-performance based compensation to $1.0 million in a fiscal year for each covered employee (the named executive officers, other than the CFO, listed in the Summary Compensation Table). The Committee considers the impact of this limit in determining executive compensation but believes retaining flexibility is important in designing compensation programs to meet its stated objectives. Therefore, the Committee does not limit compensation to the level or types that are fully tax deductible. The MIP and SIP described below provide for performance-based awards that can be fully deductible under Section 162(m).

     The Committee also considers and reviews the accounting implications of its executive compensation decisions.

Components of Executive Compensation
     The compensation of named executive officers has two primary components: long-term incentive compensation and annual base salary. The CEO also receives an annual cash incentive bonus opportunity and supplemental executive retirement benefits in the form of restricted stock units. Perquisites, and benefits generally available to other employees, are only a minor portion of total compensation. The Company also does not have any employment or severance agreements with or retirement programs (other than the supplemental executive retirement benefits for the CEO) for the named executive officers. The Committee's philosophy is to not provide cash severance because it wants to reward and motivate performance and not compensate former executives no longer contributing to the Company.

Long-Term Incentive Compensation
     The Company provides long-term equity incentive compensation to retain its executive officers and to provide for a significant portion of their compensation to be at risk and linked directly with the Company's long-term success. Long-term compensation is generally provided through equity awards principally in the form of restricted stock with extended vesting periods. The Committee has relied on restricted stock grants for executives rather than stock options since Fiscal 2002 because it believes restricted stock is a better retention vehicle. The Committee does not have a formal policy for when it grants stock options or other equity-based awards.

     The named executive officers receive dividends on all unvested shares of restricted stock and dividend equivalent payments on restricted stock units when the Company pays dividends on its Common Stock. The stock grant agreements also generally provide for all unvested shares or stock units to vest immediately when certain events occur including a sale of the Company, the officer's death or disability and qualifying involuntary terminations of employment. Unvested shares are also subject to forfeiture for non-qualifying terminations of employment.

Amended and Restated 2001 Management Incentive Plan (MIP)
     The Amended and Restated 2001 Management Incentive Plan, or MIP, was last approved by stockholders in December 2006. The MIP is designed to comply with Internal Revenue Code Section 162(m). The MIP provides an annual incentive compensation opportunity for the CEO and other select executive officers. A total of 1,000,000 shares may be issued under the MIP and 675,000 shares remained available at July 31, 2008. The maximum annual restricted stock award is 200,000 shares and the maximum cash bonus award for a performance period is $3.0 million.

     For Fiscal 2008, the Committee granted the CEO performance-based awards of restricted stock and an annual cash bonus opportunity with the performance objectives based on the Company's diluted earnings per share. Further details on these awards are provided in the Compensation of the Chief Executive Officer section below.

2006 Stock Incentive Plan (SIP)
     The 2006 Stock Incentive Plan, or SIP, was approved by stockholders in December 2006. A total of 2,500,000 shares of restricted stock, stock options, stock units and stock appreciation rights can be issued under the SIP and 1,888,000 shares remained available at July 31, 2008. The SIP has annual grant limits of (i) 250,000 stock options and stock appreciation rights and (ii) 200,000 total shares of stock and stock units.

     For Fiscal 2008, the Committee granted performance-based restricted stock to the other named executive officers with the performance objective based on the Company's diluted earnings per share. Further details on these awards are provided in the Compensation of the Other Named Executive Officers section below.

Annual Base Salary
     The Committee sets base salaries primarily based on the abilities, performance and experience of the named executive officers. The Committee also reviews their past compensation and compensation data for comparable positions in the financial services industry. The Committee sets base salaries for the named executive officers at competitive levels because it does not believe all of an executive's compensation should be at risk.

Supplemental Retirement Benefits (SERP)
     The Company established a Supplemental Retirement Benefits program ("SERP") for Mr. Sinsheimer in Fiscal 2002. Mr. Sinsheimer became the Company's CEO in Fiscal 2001. The purposes of the SERP are to retain his services for many years and to further motivate him to create stockholder value. Under the SERP, Mr. Sinsheimer was awarded a grant of 150,000 restricted stock units subject to annual vesting and with full vesting not scheduled to occur until 2010. The extended vesting period was designed to encourage Mr. Sinsheimer to focus on the Company's long-term success. Granting stock units furthers this long-term objective since the underlying shares will generally not be released to Mr. Sinsheimer until after termination of his employment after age 62. The SERP is discussed further in the Nonqualified Deferred Compensation section below.

Employee Benefits, Perquisites and Deferred Compensation
     The Company does not offer extensive or elaborate benefits to the named executive officers. The Company offers 401(k) plan participation without Company matching contributions, a health plan requiring them to pay monthly contributions and other benefits generally available to all employees. The Committee provided only limited perquisites to the named executive officers during Fiscal 2008 as shown in column (i) of the Summary Compensation Table below.

     Named executive officers can defer compensation but the Company does not match any amounts deferred. Deferred compensation arrangements are described in the Nonqualified Deferred Compensation section below.

Change in Control and Severance
     The named executive officers do not have cash severance benefits. Their unvested shares of restricted stock or stock units would fully vest upon a sale of the Company (commonly referred to as a "single trigger") or qualifying involuntary terminations of employment including death or disability. The Committee considers a sale of the Company a triggering event that accelerates vesting of equity awards to be reasonable and necessary from a competitive perspective and to induce retention in the event a contemplated corporate transaction, that would benefit stockholders, could place the executive's job in jeopardy. In addition, since the Company provides no cash severance and because equity compensation is the primary form of long-term incentive compensation, the Committee believes providing accelerated vesting is also appropriate in the event the executive's employment is involuntarily terminated without cause.

     The Committee provided each named executive officer the right to receive excise tax restoration payments if there is a sale of the Company because of the extended vesting periods of their restricted stock grants and the federal golden parachute excise tax rules. The basis for providing excise tax restoration is to ensure the purpose and benefits of their long-term stock awards would be achieved if a corporate transaction results in the imposition of the 20% excise tax and so the executives would not have a disincentive to support the transaction. The Committee also believes providing excise tax restoration is appropriate so executive officers would receive the same value from their equity holdings as other stockholders.

Compensation of the Chief Executive Officer
     Mr. Sinsheimer's annual base salary for Fiscal 2008 was $600,000. This has been his annual rate since February 2006. Before February 2006, Mr. Sinsheimer's annual base salary was $750,000 at its highest level. The Committee and Mr. Sinsheimer previously agreed to reduce his base salary to its present level to increase the at-risk performance-based portion of his total compensation.

     At a meeting on October 5, 2007, the Committee, with the assistance of Watson, approved short and long-term awards under the MIP for the CEO for Fiscal 2008. As a result, the CEO was eligible to earn a performance-based cash bonus for Fiscal 2008 ranging from $0 to $1,000,000 determined according to a pre-established objective performance matrix prescribed by the Committee. The performance matrix correlated bonus amounts with the Company's Fiscal 2008 diluted earnings per share ("EPS"). EPS is a fundamental reported financial metric used to evaluate a company's performance and is considered positively correlated with increased stockholder value. Therefore, the Committee selected EPS to measure the CEO's performance and determine the amount of his incentive compensation. The Company attained record EPS of $1.90 in Fiscal 2007, and the Committee established the following target performance goals for Fiscal 2008 to attain similar or better performance: (i) threshold bonus of $100,000 requiring minimum EPS of $1.80 (ii) target bonus of $400,000 requiring minimum EPS of $1.90 and (iii) maximum bonus of $1,000,000 requiring minimum EPS of $2.00.
Consistent with the Committee's desire to link compensation directly to successful Company performance, over 60% of the CEO's maximum possible annual cash compensation for Fiscal 2008 was derived from the MIP and was at risk.

     The Committee also awarded the CEO a long-term performance-based equity award of 75,000 shares of restricted stock for Fiscal 2008 at its meeting in October 2007. This award was subject to a performance condition of achieving EPS of at least $1.90 for Fiscal 2008 and would have been forfeited if the performance condition was not achieved. To encourage the CEO's long-term service, this award generally does not vest until five years after the date of grant. The restricted shares are subject to earlier vesting upon a sale of the Company and qualifying terminations of employment and also subject to forfeiture for non-qualifying terminations of employment.

     The Committee retained the discretionary ability, regardless of the amount of EPS achieved for Fiscal 2008, to reduce or eliminate (i) the amount of any bonus over the $400,000 target amount and (ii) the number of shares retained by the CEO under the stock award, as would otherwise have been paid according to the performance matrix. The Committee is required to certify the attainment of the performance objectives.

     At a meeting on September 24, 2008, the Committee determined the amounts of the Fiscal 2008 MIP cash bonus and long-term restricted stock awards to be paid to the CEO. The Company's reported EPS of $2.01 for Fiscal 2008 exceeded all MIP targets. The Committee believes this was an outstanding financial result considering it was accomplished during extremely difficult conditions in capital markets and the economy that had a severe impact on many other financial institutions. Therefore, the Committee certified the performance objectives were obtained and decided to pay the full amount of the awards and to not exercise its discretion to reduce them. As a result, the CEO received the maximum cash bonus of $1,000,000 and retained the 75,000 shares of restricted stock.

     The CEO's compensation is materially greater than the other named executive officers' compensation because his responsibilities for the management and strategic direction of the Company are significantly greater and he has substantial additional obligations as CEO. Mr. Sinsheimer is a co-founder of the Company and has been its primary guiding force for many years. He serves as CEO, President, and Chairman of the Board and is a principal stockholder. The difference between his and the other named executive officers' compensation is primarily from performance-based incentive awards that will only create value for Mr. Sinsheimer if the performance goals are attained. The Committee believes it is desirable to provide a significant amount of at-risk, performance-based compensation to the CEO to continue to encourage and reward him for superior accomplishments.

Compensation of Other Named Executive Officers
     The Committee uses the same criteria to set compensation among each of the other named executive officers. The Committee's objective in setting their compensation is to provide them with an equitable level of compensation taking into account (i) their performance (ii) their responsibilities (iii) their past compensation (iv) their compensation relative to each other (v) compensation levels at companies in the peer groups and (vi) compensation levels of the next tier of management, as well as the CEO's recommendations. As a result, their base salaries and long-term equity compensation awards are similar.

     At a meeting on September 24, 2007, the Committee approved the following increases in the other named executive officers' salaries effective October 1, 2007 to reward them for their contributions to the many years of successful Company performance and because their base salaries have not increased since Fiscal 2005.

     ----------------------------------------------------------------
                            Previous       Adjusted
         Name              Salary ($)     Salary ($)     Increase (%)
     ----------------------------------------------------------------
     John V. Golio           315,000        350,000                11
     James H. Mayes, Jr.     300,000        350,000                17
     Steven F. Groth         300,000        340,000                13
     Troy H. Geisser         295,000        340,000                15
     ----------------------------------------------------------------

     Additionally, at the October 5, 2007 meeting, the Committee awarded 110,000 shares of performance-based restricted stock under the SIP to the other named executive officers. These restricted stock awards have the same general terms and vesting conditions as the CEO's Fiscal 2008 restricted stock award under the MIP and were designed to achieve their long-term retention. They were also subject to the same performance condition as the CEO's restricted stock grant of achieving EPS of at least $1.90 for Fiscal 2008 and would have been forfeited if the performance condition was not achieved. A similar number of shares were awarded to each executive officer. The Committee relied on the CEO's input in determining the number of shares to award to each officer.

     At the September 24, 2008 meeting, the Committee determined the amount of the Fiscal 2008 SIP long-term restricted stock award to be paid to the other named executive officers. The Company's reported EPS of $2.01 for Fiscal 2008 exceeded the SIP target. Therefore, the Committee certified the performance objective was obtained and decided to pay the full amount of the awards and to not exercise its discretion to reduce them. As a result, the other named executive officers retained the 110,000 shares of restricted stock.

Stock Ownership Guidelines
     The Company does not have a formal policy mandating each named executive officer's ownership level of the Company's common stock although executive officers are expected to own a meaningful number of shares.


                          Compensation Committee Report

     We, the Executive Compensation and Stock Option Committee of the Board of Directors of the Company, have reviewed and discussed this Compensation Discussion and Analysis section with the management of the Company, and, based on this review and discussion, have recommended to the Board of Directors to include the Compensation Discussion and Analysis section in this Proxy Statement.


                Executive Compensation and Stock Option Committee

                           Leopold Swergold, Chairman
                               H. E. Timanus, Jr.
                                Michael Zimmerman

Executive Compensation Tables

     The following tables provide information on compensation for services of the Company's principal executive officer, principal financial officer and the three other executive officers of the Company with the highest total compensation (determined under applicable regulations) for Fiscal 2008.


                  SUMMARY COMPENSATION TABLE - FISCAL YEAR 2008

----------------------------------------------------------------------------------------------------------------------------
                                                                                         Change in
                                                                                       Pension Value
                                                                          Non-Equity       and
                                                                          Incentive    Nonqualified
                                                                             Plan        Deferred     All Other
  Name and Principal                                Stock      Option    Compensation  Compensation  Compensation
       Position       Year  Salary($)  Bonus($)   Awards($)   Awards($)      ($)        Earnings($)      ($)       Total ($)
         (a)          (b)      (c)       (d)       (e)(1)      (f)(1)       (g)(2)         (h)          (i)(3)        (j)
----------------------------------------------------------------------------------------------------------------------------
Paul R. Sinsheimer
President, Chief
Executive Officer    2008    600,000         0    2,932,161          0     1,000,000              0       14,400   4,546,561
and Chairman         2007    600,000   100,000    2,775,339          0       900,000              0       14,400   4,389,739

Steven F. Groth
Senior Vice
President and Chief  2008    333,333         0      609,582          0             0              0            0     942,915
Financial Officer    2007    300,000         0      475,677          0             0              0            0     775,677

John V. Golio
Executive Vice       2008    344,167         0      685,075          0             0              0            0   1,029,242
President            2007    315,000         0      496,589     10,920             0              0            0     822,509

James H. Mayes, Jr.
Executive Vice       2008    341,667         0      612,782          0             0              0       12,000     966,449
President            2007    300,000         0      393,465     22,827             0              0       12,000     728,292

Troy H. Geisser
Senior Vice
President and        2008    332,500         0      644,742          0             0              0            0     977,242
Secretary            2007    295,000         0      479,711     10,920             0              0            0     785,631
----------------------------------------------------------------------------------------------------------------------------

(1) The amounts in columns (e) and (f) are the expense recorded in the Company's audited consolidated financial statements, excluding any assumed forfeitures, for equity awards granted in Fiscal 2002 through 2008 according to SFAS 123(R). Assumptions used to calculate these amounts are included in Note 6 to the Company's audited consolidated financial statements for the fiscal year ended July 31, 2008 included in its Annual Report on Form 10-K filed with the SEC on September 26, 2008.

(2) The amounts in this column are the cash incentive bonus awards paid to the CEO under the MIP.

(3) The amounts in this column are automobile allowances. Messrs. Golio, Geisser and Groth did not receive perquisites above the $10,000 annual disclosure threshold.

     The following table provides information on cash-based performance awards and restricted stock granted in Fiscal 2008 to the named executive officers. These awards are described in the Compensation Discussion and Analysis section above.

                 GRANTS OF PLAN-BASED AWARDS - FISCAL YEAR 2008

----------------------------------------------------------------------------------------------------------
                                      Estimated future payouts under
                                     non-equity incentive plan awards
                                  ---------------------------------------
                                                                           All other stock
                                                                          awards: number of    Grant Date
                                                                           shares of stock     Fair Value
        Name          Grant date  Threshold ($)  Target ($)   Maximum ($)   or units (#)      of Stock ($)
        (a)               (b)          (c)          (d)           (e)            (i)            (l) (1)
----------------------------------------------------------------------------------------------------------
Paul R. Sinsheimer       (2)           100,000     400,000     1,000,000
Paul R. Sinsheimer     10/05/07                                                     75,000       2,139,000
Steven F. Groth        10/05/07              0           0             0            25,000         713,000
John V. Golio          10/05/07              0           0             0            30,000         855,600
James H. Mayes, Jr.    10/05/07              0           0             0            30,000         855,600
Troy H. Geisser        10/05/07              0           0             0            25,000         713,000
----------------------------------------------------------------------------------------------------------

(1) The grant date fair value equals the number of shares of restricted stock multiplied by the Company's grant date closing stock price of $28.52. There can be no assurance these will be the actual amounts realized.

(2) Mr. Sinsheimer received the maximum award of $1,000,000 as reported in the Summary Compensation Table.


     The following table shows the number of common shares covered by exercisable stock options and the number of unvested restricted common shares and restricted stock units held by the named executive officers as of July 31, 2008.


               OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END - 2008

---------------------------------------------------------------------------------------------------------------
                                           Option awards                                Stock awards
                        ---------------------------------------------------   ---------------------------------
                         Number of     Number of
                        securities    securities                                                  Market value
                        underlying    underlying                              Number of shares    of shares or
                        unexercised   unexercised    Option        Option     or units of stock  units of stock
                        options (#)   options (#)   exercise     expiration     that have not    that have not
         Name           exercisable  unexercisable  price ($)       date          vested (#)       vested ($)
          (a)               (b)           (c)           (e)         (f)            (g) (7)          (h) (8)
---------------------------------------------------------------------------------------------------------------
Paul R. Sinsheimer (2)            0             0         --              --            361,386       8,329,947
Steven F. Groth (3)               0             0         --              --            102,125       2,353,981
John V. Golio (4)            15,000             0      25.01    03/16/09 (1)            128,250       2,956,163
James H. Mayes, Jr. (5)           0             0         --              --            170,000       3,918,500
Troy H. Geisser (6)          15,000             0      25.01    03/16/09 (1)            127,000       2,927,350
---------------------------------------------------------------------------------------------------------------

(1) These options were granted on March 16, 2005 with an exercise price equal to the fair market value of a Company common share on the date of grant and vested in three equal installments on July 31, 2005, 2006 and 2007.

(2) Scheduled to vest as follows: 6,672 shares on September 28, 2008 and 6,671 shares on September 28, 2009; 3,000 shares on October 14, 2008 and 2009; 8,937 shares on November 2, 2008 and 2009; 15,835 shares on March 15, 2009 and 15,834 shares on March 15, 2010; 18,750 units on January 1, 2009 and 2010; 75,000 shares on October 5, 2012; 180,000 shares on February 13, 2010
     (see footnote 7).

(3) Scheduled to vest as follows: 17,875 shares on March 15, 2009 and 2010; 938 shares on April 30, 2009, 2010 (937 shares), 2011 and 2012 (937 shares);
     2,875  shares on March 15, 2011 and 2012;  1,875  shares on March 15, 2013;
     25,000 shares on October 5, 2012; 30,000 shares on November 12, 2014 (see footnote 7).

(4) Scheduled to vest as follows: 21,750 shares on March 15, 2009 and 2010; 938 shares on April 30, 2009, 2010 (937 shares), 2011 and 2012 (937 shares);
     3,000 shares on March 15, 2011 and 2012; 30,000 shares on October 5, 2012; 45,000 shares on May 2, 2023 (see footnote 7).

(5) Scheduled to vest as follows: 14,375 shares on March 15, 2009 and 2010; 3,750 shares on April 30, 2009, 2010, 2011 and 2012; 12,500 shares on March
     15, 2011;  6,875 shares on March 15, 2012;  1,875 shares on March 15, 2013;
     30,000 shares on October 5, 2012; 75,000 shares on August 22, 2026 (see footnote 7).

(6) Scheduled to vest as follows: 18,000 shares on March 15, 2009 and 2010; 3,750 shares on April 30, 2009, 2010, 2011 and 2012; 3,000 shares on March
     15,  2011 and 2012;  25,000  shares on October 5,  2012;  45,000  shares on
     November 18, 2023 (see footnote 7).

(7) These shares are the long-term restricted stock award granted in February 2006. These shares are scheduled to vest and be delivered to the named executive officers on the earlier of (i) six months after the executive's termination of service (other than if terminated for cause) on or after attaining age 62 (ii) the executive's death or disability or (iii) a sale of the Company. If an executive's service is terminated by the Company without cause or by the executive for good reason before the executive attains age 62, the executive will receive delivery of a portion of the shares of restricted stock granted based on the percentage of the vesting period elapsed. The remaining shares would be forfeited. Additionally, all shares would be forfeited (i) if the executive's service terminates in any manner other than described above or (ii) if the Company terminates the executive's service for cause.

(8) The market value of unvested shares of restricted stock and restricted stock units was calculated by multiplying the number of shares or units by the Company's July 31, 2008 closing stock price of $23.05.


     The following table shows (i) the number of shares acquired upon exercise of stock options and the value realized upon exercise and (ii) the number of restricted shares and restricted stock units that vested, along with their market value at the time of vesting, for the named executive officers during Fiscal 2008.


              OPTION EXERCISES AND STOCK VESTED - FISCAL YEAR 2008

------------------------------------------------------------------------------------------
                                 Option awards                      Stock awards
                       ---------------------------------  --------------------------------
                          Number of                          Number of
                       shares acquired   Value realized   shares acquired   Value realized
         Name          on exercise (#)   on exercise ($)  on vesting (#)    on vesting ($)
         (a)                 (b)               (c)              (d)               (e)
------------------------------------------------------------------------------------------
Paul R. Sinsheimer (1)              0                 0            53,192        1,223,157
Steven F. Groth                     0                 0            18,812          366,688
John V. Golio                       0                 0            22,687          441,436
James H. Mayes, Jr.            37,500           395,601            18,125          364,856
Troy H. Geisser                     0                 0            21,750          434,783
------------------------------------------------------------------------------------------

(1) The amounts in columns (d) and (e) include 18,750 stock units that vested under the SERP. The SERP is described in the Nonqualified Deferred Compensation section.

                                PENSION BENEFITS

     The Company does not maintain any pension plan arrangements for the named executive officers.


                       NONQUALIFIED DEFERRED COMPENSATION

     As discussed in the Compensation Discussion and Analysis section above, the Company established a Supplemental Retirement Benefit ("SERP") for Mr. Sinsheimer in June 2002. Under the SERP, the Company awarded Mr. Sinsheimer 150,000 stock units vesting annually in equal amounts over eight years on January 1 of each year, subject to his continued service. Subject to forfeiture for earlier termination of service, Mr. Sinsheimer will receive shares of Common Stock equal to the number of stock units vested when he retires or if there is an earlier qualifying involuntary termination of employment (including death or disability) or a sale of the Company. The SERP was amended in December 2005 according to its anti-dilution provisions to proportionately increase the number of units as a result of the Company's January 2006 three-for-two stock split, and the SERP was further amended in March 2006 to provide for dividend equivalent payments when the Company pays dividends on its Common Stock. As of July 31, 2008, 112,500 units were vested.

     Mr. Sinsheimer and the Company also entered into two agreements to defer receipt of 27,084 shares of vested restricted stock. Mr. Sinsheimer agreed to receive vested stock units in exchange for the vested shares. Mr. Geisser entered into four deferred compensation agreements with the Company to defer portions of his salary. The executives' right to receive these deferred compensation payments is that of an unsecured general creditor.

     The following table shows the contributions, earnings, withdrawals and balances as of July 31, 2008 for the named executive officers under these nonqualified deferred compensation plans and arrangements. The named executive officers and the Company did not make any contributions in Fiscal 2008.


              NONQUALIFIED DEFERRED COMPENSATION - FISCAL YEAR 2008

-----------------------------------------------------------------------------------------------
                      Executive       Registrant     Aggregate      Aggregate       Aggregate
                    contributions   contributions   earnings in    withdrawals/     balance at
       Name         in last FY ($)  in last FY ($)  last FY ($)  distributions($)  last FYE ($)
       (a)               (b)              (c)           (d)            (e)             (f)
-----------------------------------------------------------------------------------------------
Paul R. Sinsheimer
   (1a)                         0               0     (143,545)                0        624,286
   (1b)                         0               0     (795,000)                0      3,457,500
Steven F. Groth                 0               0            0                 0              0
John V. Golio                   0               0            0                 0              0
James H. Mayes, Jr.             0               0            0                 0              0
Troy H. Geisser
   (2a)                         0               0        2,003                 0         31,725
   (2b)                         0               0        1,550                 0         35,834
   (2c)                         0               0        3,414                 0         58,479
   (2d)                         0               0        3,984                 0         71,835
-----------------------------------------------------------------------------------------------

(1a) The loss in column (d) is the 27,084 vested stock units deferred by Mr. Sinsheimer in February 2003 multiplied by the difference in the Company's closing stock price between year-end Fiscal 2008 ($23.05) and 2007 ($28.35). The balance in column (f) is the 27,084 vested stock units multiplied by the year-end Fiscal 2008 closing stock price. These vested stock units will be settled with shares of Common Stock on January 1, 2010.

(1b) The loss in column (d) is the total of the 112,500 vested and 37,500 unvested stock units under the SERP multiplied by the difference in the Company's closing stock price between year-end Fiscal 2008 ($23.05) and 2007 ($28.35). The balance in column (f) is the total of the 112,500 vested and 37,500 unvested stock units multiplied by the year-end Fiscal 2008 closing stock price.

(2a) Reflects an August 1, 1996 deferred compensation agreement for the deferral of $14,583 of salary by Mr. Geisser with interest accruing at a 6.54% annual rate, compounded monthly, until it is settled with a $33,863 lump sum payment on July 31, 2009. The present value will be paid earlier upon a termination of employment.

(2b) Reflects a December 18, 1998 deferred compensation agreement for the deferral of $24,000 of salary by Mr. Geisser with interest accruing at a 4.43% annual rate, compounded monthly, until it is settled with a $39,002 lump sum payment on June 30, 2010. The present value will be paid earlier upon a termination of employment.

(2c) Reflects a December 27, 1999 deferred compensation agreement for the deferral of $36,000 of salary by Mr. Geisser with interest accruing at a 6.03% annual rate, compounded monthly, until it is settled with a $62,104 lump sum payment on July 31, 2009. The present value will be paid earlier upon a termination of employment.

(2d) Reflects a December 27, 2000 deferred compensation agreement for the deferral of $48,000 of salary by Mr. Geisser with interest accruing at a 5.72% annual rate, compounded monthly, until it is settled with an $80,139 lump sum payment on June 30, 2010. The present value will be paid earlier upon a termination of employment.

(3) None of the amounts in the table were reported in the 2008 Summary Compensation Table.

(4) $3,889,103 of the amounts reported in column (f) for Mr. Sinsheimer and $48,000 of the amounts reported in column (f) for Mr. Geisser were reported in Summary Compensation Tables in prior fiscal years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

     The named executive officers do not have any employment, severance or change in control agreements providing termination benefits other than (i) the SERP for the CEO (ii) stock and stock option agreements (iii) nonqualified deferred compensation agreements and (iv) excise tax restoration agreements for golden parachute excise taxes that may be incurred from a sale of the Company.

Payments Made Upon Resignation or Termination for Cause
     If a named executive officer resigns without good reason or is terminated by the Company for cause, the executive will only be entitled to any accrued and unpaid salary and vested benefits and no cash severance.

Payments Made Upon Involuntary Termination by Company Without Cause or by Executive for Good Reason or due to Death, Disability, or Sale of Company
     If there is a sale of the Company, or a named executive officer's employment is involuntarily terminated either without cause by the Company or by the executive for good reason, or due to death or disability, the executive will generally be entitled to full vesting of all unvested shares of restricted stock and stock units. However, the executives' February 2006 restricted stock agreements provide only for a portion (based on the percentage of the vesting period elapsed) of the shares to vest if a qualifying termination of employment occurs.

     As stated in the Compensation Discussion and Analysis section above, if there is a sale of the Company and it subjects a named executive officer to the golden parachute excise tax, the Company would provide the executive with an excise tax restoration payment so the executive will be in the same after-tax position as if the excise tax was not imposed. As shown in the table below, if a hypothetical corporate transaction occurred at the end of Fiscal 2008, only one executive would have needed an excise tax restoration payment.

     For purposes of these events, the following definitions are generally applicable:

     "Sale of Company" means there is a sale of all or substantially all of the assets (exclusive of securitized assets) or stock of the Company.

     "Cause" means the executive officer has either (i) engaged in an act or acts of gross misconduct or negligence that has materially harmed or materially damaged the Company (ii) repeatedly failed to follow the lawful instructions of the Company following written notice informing him of such conduct (iii) misappropriated Company property (iv) been convicted of, or plead "no contest" to, a felony or (v) exhibited a repeated inability to competently perform the essential functions of his job which has been memorialized in the Company's records and has resulted in material harm or material damage to the Company.

     "Good Reason" means the executive officer has resigned his employment after experiencing (i) any reduction (in the aggregate) in his base salary by more than 25%, unless all Company executive officers incur the same proportionate reduction in base salary or (ii) a material diminishment in his position, job duties and/or responsibilities. The officer must have experienced the foregoing without providing his consent and he must also provide the Company with written notice stating his intention to resign with good reason.

     "Disability"  means a permanent and total disability  within the meaning of
     Section 22(e)(3) of the Internal Revenue Code. Under this definition, an individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

Hypothetical Potential Payment Estimates
     The table below describes and provides estimates for compensation payable to each named executive officer under hypothetical termination of employment scenarios and in the event of a sale of the Company under the Company's compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. The amounts shown in the table are estimates and assume the hypothetical involuntary termination, sale of the Company, death or disability occurred on July 31, 2008 (the last business day of Fiscal 2008). Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.

     Under the golden  parachute rules  prescribed  under Internal  Revenue Code
Section 280G and 4999, a 20% excise tax is imposed on compensatory parachute payments that equal or exceed the named executive officer's base amount. For purposes of the golden parachute excise tax analysis and the hypothetical estimates, some of the important assumptions were:

     o  Sale of Company occurring on July 31, 2008 at share price of $23.05;
     o Accelerated vesting and settlement of all unvested restricted stock and stock units;
     o  No cash severance;
     o Equity awards, regular bonuses and similar payments made within one year of July 31, 2008 were not contingent on or related to the hypothetical sale of the Company;
     o Base amounts are the average compensation for calendar years 2003 through 2007;
     o July 2008 applicable federal rates were used to calculate discounted present values (120%, semi-annual compounding; short-term: 2.89%, mid-term: 4.10%; long-term: 5.46%); and
     o  Aggregate   marginal  income  tax  rates  of  46.35%  for  New  Jersey residents, 43.30% for New York residents and 36.45% for Texas residents.

--------------------------------------------------------------------------------------------
                                          Involuntary
                                          Termination
                                        (without cause
                                          or for good                            Death or
                  Name                    reason) ($)    Sale of Company ($)  Disability ($)
--------------------------------------------------------------------------------------------
Paul Sinsheimer
2008 Annual MIP Cash Payment                        0             1,000,000        1,000,000
Unvested Restricted Stock (Accelerated)     5,876,593             7,465,572        7,465,572
Vested SERP Stock Units                     2,593,125             2,593,125        2,593,125
Unvested SERP Stock Units (Accelerated)       864,375               864,375          864,375
Vested Deferred Stock Units/Compensation      624,286               624,286          624,286
IRC 280G Excise Tax Restoration                     0                     0                0
--------------------------------------------------------------------------------------------
     Total                                  9,958,379            12,547,358       12,547,358
--------------------------------------------------------------------------------------------
Steven Groth
Unvested Restricted Stock (Accelerated)     1,855,303             2,353,981        2,353,981
IRC 280G Excise Tax Restoration                     0                     0                0
--------------------------------------------------------------------------------------------
     Total                                  1,855,303             2,353,981        2,353,981
--------------------------------------------------------------------------------------------
John Golio
Unvested Restricted Stock (Accelerated)     2,064,934             2,956,163        2,956,163
IRC 280G Excise Tax Restoration                     0                     0                0
--------------------------------------------------------------------------------------------
     Total                                  2,064,934             2,956,163        2,956,163
--------------------------------------------------------------------------------------------
James Mayes, Jr.
Unvested Restricted Stock (Accelerated)     2,393,546             3,918,500        3,918,500
IRC 280G Excise Tax Restoration                     0               973,139                0
--------------------------------------------------------------------------------------------
     Total                                  2,393,546             4,891,639        3,918,500
--------------------------------------------------------------------------------------------
Troy Geisser
Unvested Restricted Stock (Accelerated)     2,031,988             2,927,350        2,927,350
Vested Deferred Stock Units/Compensation      197,873               197,873          197,873
IRC 280G Excise Tax Restoration                     0                     0                0
--------------------------------------------------------------------------------------------
     Total                                  2,229,861             3,125,223        3,125,223
--------------------------------------------------------------------------------------------

                             AUDIT COMMITTEE REPORT

     The current members of the Audit Committee are Michael C. Palitz, H. E. Timanus, Jr. and Michael J. Zimmerman. Each meets the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and SEC rules and regulations. The Audit Committee acts under a written charter approved by the Board of Directors.

     Management is responsible for the Company's internal control over financial reporting and the financial reporting process. The Company's independent registered public accounting firm, KPMG, is responsible for the integrated audit of the Company's consolidated financial statements and internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee relies on KPMG's opinions on the consolidated financial statements and the effectiveness of internal control over financial reporting. The Audit Committee pre-approves all fees charged and work performed by KPMG.

     The Audit Committee reviewed and discussed the Company's audited consolidated financial statements for Fiscal 2008 with the Company's management. The Audit Committee also discussed the matters required by Statement on Auditing Standards No. 61, "Communication with Audit Committees" and Public Company Oversight Board Auditing Standard No. 5, "An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements" with KPMG.

     KPMG provided the Audit Committee with the written disclosure required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with KPMG its independence from the Company and management. KPMG did not perform any non-audit services for the Company during Fiscal 2008.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board (and the Board approved) to include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended July 31, 2008, for filing with the SEC.

     This report is submitted by the members of the Audit Committee of the Board of Directors:

                                Michael C. Palitz
                          H. E. Timanus, Jr., Chairman
                              Michael J. Zimmerman

          RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                             (Item 2 on Proxy Card)

                                     General

     The Audit Committee appointed KPMG as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2009. KPMG has audited the Company's financial statements since Fiscal 2002. A representative of KPMG is expected to attend the Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

     Stockholder ratification of the appointment of the Company's independent registered public accounting firm is not required by the Company's bylaws or other applicable legal requirements. However, the Board is submitting the appointment of KPMG to stockholders for ratification as good corporate practice. If stockholders do not ratify the appointment, the Audit Committee will reconsider retaining KPMG. If stockholders ratify the appointment, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines a change would be in the best interests of the Company and its stockholders.

     Ratification of the appointment of the Company's independent registered public accounting firm requires a majority of the votes cast on this proposal. Abstentions and broker non-votes will have no impact on the vote.


                     Principal Accounting Fees and Services

     The fees for services provided by KPMG to the Company in Fiscal 2008 and 2007 follow:

     Audit Fees: Consists of fees paid for the integrated audit of the Company's consolidated financial statements and management's assessment of internal control over financial reporting (required by Section 404 of the Sarbanes-Oxley Act of 2002), the audit of subsidiary consolidated financial statements and reviews of the Company's quarterly consolidated financial statements. Audit fees also include fees for services closely related to the audit that primarily could only be provided by the Company's independent registered public accounting firm. Audit fees were $725,000 in Fiscal 2008 and $715,000 in Fiscal 2007.

     Audit-Related Fees: No audit related services were provided for Fiscal 2008 or 2007.

     Tax Fees: No tax compliance, advice or planning services were provided for Fiscal 2008 or 2007.

     All Other Fees: No other products or services were provided for Fiscal 2008 or 2007.


                       Pre-Approval Policy and Procedures

     The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Permissible non-audit services include audit-related services, tax services and other services. The independent registered public accounting firm and management are required to report periodically to the Audit Committee services provided by the independent registered public accounting firm according to this pre-approval, and the fees for these services.


     The Board of Directors recommends stockholders vote "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2009.

                              STOCKHOLDER PROPOSALS

     As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the SEC. All proposals of stockholders to be presented for consideration at the Company's 2009 Annual Meeting of Stockholders, expected to be held December 8, 2009, must be directed to the Secretary of the Company at the Company's principal executive office and must be received by July 8, 2009 to be considered for inclusion in the proxy materials for the 2009 Annual Meeting of Stockholders according to the rules and regulations of the SEC. If you intend to submit a proposal at the 2009 Annual Meeting of Stockholders that is not eligible to be included in the proxy materials for that meeting, you must provide notice of such proposal by September 21, 2009. If you fail to comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the 2009 Annual Meeting of Stockholders without any discussion of the matter in the proxy materials.


                                 OTHER BUSINESS

     As of the date of this Proxy Statement, neither the Company nor the Board of Directors know of any matters, other than those indicated above, to be presented at the Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote the shares represented by such proxy. The attached proxy card grants proxy holders discretionary authority to vote on any matter raised at the Meeting.


                                  ANNUAL REPORT

THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED JULY 31, 2008 WAS MAILED WITH THE PROXY STATEMENT AND IS AVAILABLE IN THE INVESTOR RELATIONS SECTION OF THE COMPANY'S WEBSITE AT HTTP://WWW.FINANCIALFEDERAL.COM. THE ANNUAL REPORT ON FORM 10-K FOR FISCAL 2008 FILED WITH THE SEC UNDER THE SECURITIES EXCHANGE ACT OF 1934 MAY BE OBTAINED FREE BY CALLING THE COMPANY AT
(212) 599-8000 OR BY SENDING A WRITTEN REQUEST TO INVESTOR RELATIONS AT FINANCIAL FEDERAL CORPORATION, 733 THIRD AVENUE, 24TH FLOOR, NEW YORK, NEW YORK 10017 ATTN: CORPORATE SECRETARY.



                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         Troy H. Geisser
                                         Secretary


DATE:  November 5, 2008

FINANCIAL FEDERAL CORPORATION                                             PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.

1.  Election of Directors

    Nominees:    Lawrence B. Fisher   Michael C. Palitz    Paul R. Sinsheimer
                 Leopold Swergold     H.E. Timanus, Jr.    Michael J. Zimmerman

                 [ ] FOR all nominees listed    [ ] WITHHOLD AUTHORITY to
                     above (except as marked        vote for all nominees
                     to the contrary)               listed above

    INSTRUCTIONS: To withhold authority for an individual nominee, strike a line through that nominee's name.

2. Ratifying the appointment of KPMG LLP as the Corporation's independent registered public accounting firm for the fiscal year ending July 31, 2009.

                 [ ] FOR       [ ] AGAINST      [ ] ABSTAIN


                          (Continued on reverse side)

                         FINANCIAL FEDERAL CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING TO BE HELD ON DECEMBER 9, 2008

The undersigned stockholder of Financial Federal Corporation (the "Corporation") hereby appoints Paul R. Sinsheimer and Troy H. Geisser, or either of them, with full power of substitution, as proxies for the undersigned to attend and act for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 270 Park Avenue, New York, New York on December 9, 2008 at 10:00 a.m., and at any adjournment thereof, to the same extent and with the same power as if the undersigned were present in person thereat and with authority to vote and act in such proxyholder's discretion with respect to other matters which may properly come before the Meeting. Such proxyholder is specifically directed to vote or withhold from voting the shares registered in the name of the undersigned as indicated on the reverse side.

                                 Dated:                                   , 2008
                                        ----------------------------------

                                 -----------------------------------------------
                                 (Signature)

                                 -----------------------------------------------
                                 (Signature, if held jointly)
                                 The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Trustee, Administrator or Guardian should give their full title.

Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.